EXHIBIT 10.15

FIRST AMENDMENT
TO THE
WEST BANCORPORATION, INC.
2012 EQUITY INCENTIVE PLAN

WHEREAS, West Bancorporation, Inc. (the “Company”) maintains the West Bancorporation, Inc. 2012 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Article 6 of the Plan, the Board of Directors (the “Board”) of the Company has reserved to itself the power, authority and discretion to amend the Plan from time-to-time;

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan in order to update the terms of the Plan; and

WHEREAS, the Board has duly authorized the undersigned officer to carry out the foregoing.

NOW, THEREFORE, effective as of April 26, 2017, the Plan be and hereby is amended in the following particulars:

1.	Section 7.8 shall be replaced in its entirety with the following new Section 7.8:

“Section 7.8    Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns, or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction.”

2.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 26th day of April, 2017.

WEST BANCORPORATION, INC.

By: /s/ David R. Milligan
David R. Milligan
Chairman